Exhibit 99.1

Dear <<Investor Name>>:

As many of you know, I am a strong proponent of continually striving to improve customer service for our many investors. This quarter, in our effort to keep you more fully informed about your investment(s) in the public limited partnerships of Wells Real Estate Funds, we are pleased to introduce a quarterly update on your limited partnership portfolio(s).

Enclosed you will find individual fact sheets for each Wells limited partnership in which you hold units. The following is a list of your investment(s) and the number of units you own:

<<Amount of Units>>

The fact sheets include valuable information, including a portfolio summary with properties purchased and sold, and current leasing percentages. In addition, they provide a history of each portfolio’s annualized yield and tax passive losses. Also highlighted is a portfolio overview, with specific summaries on each limited partnership in which you have an interest. For a more in-depth discussion of your investment, I encourage you to reference the third quarter Form 10-Q filing for your fund(s), which will be available on or about November 15, 2004, on the Wells Web site at www.wellsref.com. Your investor login is “investor,” and the password is “growth.”

I hope you have found the information in this letter and the enclosed fact sheet(s) informative. Should you have any questions, I invite you to contact our Wells Investor Services Specialists at 800-557-4830, or by e-mail at investorservices@wellsref.com. Our extended hours, for your convenience, are Monday through Thursday from 8:15 a.m. until 7:30 p.m., and Friday from 8:15 a.m. until 5:30 p.m. Eastern Time. At Wells, we always look forward to hearing from you.

Sincerely,

Leo F. Wells III

General Partner

Enclosure(s)

cc:  Financial Representative

Wells Real Estate Fund X, L.P. Fact Sheet            X

DATA AS OF SEPTEMBER 30, 2004

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/04	PERCENT OWNED
Alstom Power – TN	100%	48%
Avaya	100%	48%
Cort	SOLD	33%
47320 Kato Road (formerly known as Fairchild Technologies)	100%	13%
360 Interlocken Boulevard	79%	48%
Iomega	100%	48%
Ohmeda	100%	48%
WEIGHTED AVERAGE	97%

FUND FEATURES

OFFERING DATES	December 1996 – December 1997

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	78% to 22%

AMOUNT RAISED	$27,128,912

ADDITIONAL INFORMATION

Portfolio Overview

Wells Fund X is in the holding phase of its life cycle. The Fund originally owned interests in seven properties, but one property — the Cort building — has already been sold. At this time, our focus involves maintaining the current high occupancy level within the portfolio and concentrating on re-leasing and marketing efforts that we believe will deliver the best operating performance for our investors.

We are pleased to highlight a few significant events within the fund. We have signed a lease extension at the Alstom Power building through October 2014. While Alstom Power had provided notice to exercise an early termination option, we were able to negotiate an extension of their lease in favor of lowering the contract rental rate to current market levels. We signed a new five-year lease at 47320 Kato Road with TCI International for a five-year term. We also were successful in extending the Gaiam lease at 360 Interlocken through May 2008. We have announced the first distribution of net sale proceeds to limited partners, scheduled for the fourth quarter 2004, totaling approximately $1,035,000, from the sale of the Cort building.

While the portfolio enjoys a high occupancy level currently, we do face some near-term leasing issues that may negatively affect our operating performance. One of the tenant leases — Ohmeda — expires in the near term, and we have vacant space to lease at 360 Interlocken. While these leasing challenges may impact performance, we are working aggressively with existing and potential tenants in these markets to minimize any negative effects to the extent possible.

Given the level of re-leasing costs associated with the Alstom Power and Gaiam leases, the General Partners are currently reserving operating cash and the remaining net sale proceeds from the sales of the Cort building. The General Partners anticipate that operating distributions may continue to be reserved or remain low in the near term, given that there is some remaining leasing capital to be funded for Alstom Power, and the anticipated capital for re-leasing the Ohmeda building and the remaining vacancy at 360 Interlocken in 2005. As we move into 2005 and the details surrounding the extent of the capital requirements become known, the General Partners will evaluate if distributions of the remaining net sale proceeds from the Cort sale are appropriate.

We would like to highlight that, through September 30, 2004, current Class A unit holders have received cumulative net operating cash flows of approximately $14.0 million since inception, which equates to approximately 58% of the $23.9 million originally invested. Limited

Continued on Page 2

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds

Wells Real Estate Fund X, L.P. Fact Sheet            X

DATA AS OF SEPTEMBER 30, 2004

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	6.75%	4.50%	Reserved	—	—
2003	7.75%	7.00%	8.50%	7.25%	7.63%
2002	8.50%	8.50%	8.50%	8.50%	8.50%
2001	9.75%	10.00%	9.75%	9.75%	9.81%
2000	9.50%	9.75%	9.75%	10.00%	9.75%
1999	10.00%	9.24%	9.48%	9.39%	9.53%
1998	4.77%	8.00%	8.25%	10.01%	7.76%
1997	0.00%	0.00%	0.00%	2.72%	0.68%

TAX PASSIVE LOSSES – CLASS B PARTNERS

2004	2003	2002	2001	2000	1999
—	20.56%	13.43%	11.94%	9.91%	9.83%

partners who have held Class B units since inception have cumulatively received $7.20 per unit in allocated tax losses through December 31, 2003. No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

Property Summary

•	As mentioned previously, we have signed an extension of the lease with Alstom Power, with a new lease expiration date of October 31, 2014. While this lease extension includes some upfront costs and reduces the contract rent to current market levels, we avoided a significant vacancy in the Knoxville market, which is experiencing a 14% vacancy level. Now that the lease extension has been finalized, we are marketing this asset for sale.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2008.

•	The Cort building was sold in September 2003, and net sale proceeds of approximately $1,818,000 have been allocated to the Fund. The General Partners have reviewed the capital costs anticipated for the Fund and determined that approximately $1,035,000 of these proceeds can be distributed, which is scheduled for the fourth quarter 2004. The remaining $783,000 will be reserved to fund capital costs discussed previously.

•	We have signed a new lease at 47320 Kato Road, located in Fremont, California, in the Silicon Valley area. TCI International was previously subleasing the building from Fairchild Technologies. We have now completed a direct lease with TCI, beginning in December 2004 and extending through November 2009.

•	360 Interlocken Boulevard is located in the Broomfield submarket of Denver, Colorado. The majority of this building is leased to Gaiam through May 2008, now that we have successfully extended their lease for three years. We recently signed a new lease for approximately 4,800 square feet with Culver Financial. We also continue to pursue tenants for the remaining vacancy at this property.

•	The Iomega building, located in Ogden, Utah, outside Salt Lake City, is 100% leased through April 2009.

•	The Ohmeda building is located in Louisville, Colorado, adjacent to the Broomfield submarket. The lease for this property expires in January 2005, and we are focused on lease negotiations for this asset.

For further information, please refer to Fund X’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds